UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2012

Patapsco Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	0-28032	52-1951797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Merritt Boulevard, Dundalk, Maryland 21222

(Address of Principal Executive Offices) (Zip Code)

          Registrant’s telephone number, including area code: (410) 285-1010

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 260.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 18, 2012, the Company and its wholly owned subsidiary, The Patapsco Bank (the “Bank”), each entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Richmond (the “FRB”) and the Maryland Commissioner of Financial Regulation (the “Commissioner”). The description of the Agreement set forth below is qualified in its entirety by reference to such Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Agreement provides as follows:

•	Within 60 days of the Agreement, the Board of Directors of the Bank must submit an acceptable written plan to strengthen Board oversight of the management and operations of the Bank;

•	Within 60 days of the Agreement, the Bank must submit an acceptable written plan to strengthen credit risk management practices, including strategies to limit and reduce concentrations in commercial real estate credit and strategies to minimize credit losses and reduce the level of problem assets;

•	The Bank may not extend, renew, or restructure any credit to or for the benefit of any borrower whose loans have been criticized by the FRB and the Commissioner without the prior approval of a majority of the full Board of Directors or a designated committee thereof;

•	Within 60 days of the Agreement the Bank must submit an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship or other asset in excess of $600,000, including other real estate owned, that is past due as to principal or interest more than 90 days as of the date of the Agreement, is on the Bank’s problem loan list or was adversely classified by the FRB and the Commissioner, and submit such a plan with respect to each additional asset that subsequently meets such description within 30 days of such loan, relationship or other asset becoming past due as to principal or interest more than 90 days, being on the Bank’s problem loan list or being adversely classified by the FRB and the Commissioner;

•	Within 10 days of the Agreement, the Bank must eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the report of examination that have not been previously collected in full or charged off;

•	The Bank must maintain a sound process for determining, documenting, and recording an adequate allowance for loan and lease losses (“ALLL”) in accordance with regulatory guidance and within 60 days of the Agreement submit an acceptable written program for the maintenance of an adequate ALLL;

•	Within 60 days of the Agreement the Company and the Bank must submit to the FRB and the Commissioner an acceptable joint written plan to maintain sufficient capital at the Bank;

•	Within 90 days of the Agreement, the Bank must submit to the FRB and the Commissioner a strategic plan to improve the Bank’s earnings and a budget for 2013, and the Bank must submit a strategic plan and budget for each calendar year subsequent to 2013 at least 30 days prior to the beginning of that calendar year;

•	The Company and the Bank may not declare or pay an dividends without the prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”) and, as to the Bank, the Commissioner;

•	The Company may not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the FRB and the Commissioner;

•	The Company and its nonbank subsidiaries may not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the FRB and the Director;

•	The Company may not incur, increase or guarantee any debt without the prior written approval of the FRB;

•	The Company may not purchase or redeem any shares of its stock without the prior written approval of the FRB;

•	The Company and the Bank may not make any severance or indemnification payments without complying with regulatory requirements regarding such payments; and

•	The Company and the Bank must comply with prior regulatory notification requirements for any changes in directors or senior executive officers.

The Agreement will remain in effect until stayed, modified, terminated or suspended in writing by the FRB and the Commissioner.

Item 2.02	Results of Operations and Financial Condition

On October 24, 2012, Patapsco Bancorp, Inc. (the “Company”) announced its unaudited financial results for the three months ended September 30, 2012. For more information, reference is made to the Company’s press release dated October 24, 2012, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Description

10.1	Written Agreement by and among Patapsco Bancorp, Inc., The Patapsco Bank, Federal Reserve Bank of Richmond and Maryland Commissioner of Financial Regulation

99.1	Press Release dated October 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Patapsco Bancorp, Inc.

Date: October 30, 2012	By:	/s/ John M. Wright
John M. Wright
Senior Vice President and Chief Financial Officer